SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 1 (1)


                                  Wavecom S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           American Depositary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   943531 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  943531 10 3      13G


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                         David J. Greene and Company, LLC
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

--------------------------------------------------------------------------------
3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                                     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          797,237
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,366,896
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,376,896

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    8.97%


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12. TYPE OF REPORTING PERSON* Broker-dealer/Investment Adviser/Other (BD/IA/OO)


The filing of this  statement  shall not be construed as an admission that David
J. Greene and Company, LLC is the beneficial owner of the securities covered by such statement
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  943531 10 3      13G


Item 1(a).  Name of Issuer:


                  Wavecom S.A.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  12, boulevard Garibaldi, Issy-Les-Moulineaux, France 92442
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  David J. Greene and Company, LLC

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


                  599 Lexington Avenue, New York, NY  10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                  New York
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


                  American Depositary Shares
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                  943531 10 3
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [X] Broker or dealer  registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance   company as defined  in  Section  3(a)(19)  of the
                   Exchange Act.

     (d)       [_] Investment    company  registered  under  Section  8  of  the
                   Investment Company Act.

     (e)       [X] An    investment     adviser   in   accordance    with   Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings  association  as  defined  in  Section  3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church  plan that is  excluded  from the  definition  of an
                   investment    company    under    Section   3(c)(14)  of  the
                   Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  943531 10 3      13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  1,376,896
          ----------------------------------------------------------------------

     (b)  Percent of class:

                  8.97%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 10,000


          (ii)  Shared power to vote or to direct the vote 797,237


          (iii) Sole power to dispose or to direct the disposition of 10,000


          (iv)  Shared power to dispose or to direct the disposition of
                1,366,896

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable

         -----------------------------------------------------------------------

Item 7.  Identification   and  Classification  of  the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company or Control Person.

         Clients of the Reporting Person have the right to receive dividends and proceeds of the sale of the securities reported on this Schedule. To the knowledge of the Reporting Person, no such person has an interest relating to more than five percent of the class of such securities.

         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not applicable

          ----------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 2, 2005
                                        ----------------------------------------
                                                        (Date)


                                                  /s/ Lee Unterman
                                        ----------------------------------------
                                                      (Signature)


                                               Chief Operating Officer
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).